UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Watermark Lodging Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	46-5765413 (I.R.S. Employer Identification No.)

150 N. Riverside Plaza, Chicago, Illinois (Address of principal executive offices)	60606 (Zip code)

Watermark Lodging Trust, Inc. 2015 Equity Incentive Plan (Full title of the plan)

Michael G. Medzigian

Chief Executive Officer

150 N. Riverside Plaza

Chicago, Illinois 60606

(847) 482-8600
(Name and address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common stock, $0.01 par value per share	3,500,000	$5.51	$19,285,000	$2,103.99

(1)	Represents shares of the registrant's Class A common stock, par value $0.001 per share (the "Common Stock"), issuable under the Watermark Lodging Trust, Inc. 2015 Equity Incentive Plan (the "Plan"), in addition to the 2,000,000 shares of common stock previously registered in the Registrant's Form S-8 No. 333-250933. Pursuant to Rule 416 under the Securities Act of 1933 (as amended, the "Securities Act"), this registration statement also covers an additional amount of Common Shares to be offered or issued by reason of certain corporate transactions or events, including any stock split, stock dividend, recapitalization, or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant's outstanding Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the net asset value of $5.51 per share of Common Stock as of the latest practicable date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this Form S-8 will be delivered to employees who are eligible to participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933 (as amended, the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the registrant with the Commission are incorporated by reference in this registration statement:

(a)	The registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 12, 2021.

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c)	The description of the registrant's Common Stock contained in the registrant's Registration Statement on Form 8-A filed under the Exchange Act on June 29, 2015.

In addition, all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement and are a part of it from the respective date of filing of such documents, except for any portion of any future annual, quarterly, or current report or other document that is deemed to be furnished and not deemed to be filed under such provisions. Any statement contained in a document that is incorporated or deemed to be incorporated herein by reference is deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded is not deemed, except as so modified or so superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Maryland law, a Maryland corporation may eliminate the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from (a) actual receipt of an improper benefit or profit in money, property, or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the Maryland General Corporation Law ("MGCL") requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property, or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL also permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Except as limited by Maryland law and as set forth below, the registrant's organizational documents limit the personal liability of the directors and officers to the registrant and the registrant's stockholders for monetary damages and provide that a director or officer or non-director member of the investment committee will be indemnified and advanced expenses in connection with legal proceedings. The registrant also maintains a directors and officers liability insurance policy, and it has entered into indemnification agreements with each of its directors, executive officers and certain other employees.

In addition to any indemnification to which our directors and officers are entitled, the registrant's organizational documents provide that the registrant will indemnify other employees and agents to the extent authorized by the directors, whether they are serving the registrant or, at the registrant's request, any other entity.

However, as required by the applicable guidelines of the North American Securities Administrators Association, Inc., the registrant's charter provides that a director will be indemnified by the registrant for losses suffered by such person and held harmless for losses suffered by the registrant only if all of the following conditions are met:

•	such person has determined, in good faith, that the course of conduct which caused the loss or liability was in the registrant's best interest;

•	such person was acting on our behalf or performing services for the registrant;

•	the liability or loss was not the result of negligence or misconduct by such person if a non-independent director;

•	the liability or loss was not the result of gross negligence or willful misconduct by such person if an independent director; and

•	such indemnification or agreement to hold harmless is recoverable only out of the registrant's assets and not from the stockholders.

In addition, the registrant may not indemnify a director or any persons acting as a broker-dealer, for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the registrant securities were offered or sold as to indemnification for violation of securities laws.

Finally, the registrant's charter provides that the registrant may not pay or reimburse reasonable legal expenses and other costs incurred by a director in advance of final disposition of a proceeding unless all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on the registrant's behalf;

•	such person has provided the registrant with written affirmation of his, her, or its good faith belief that the standard of conduct necessary for indemnification has been met;

•	the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his, her, or its capacity as such, a court of competent jurisdiction approves such advancement; and

•	such person has provided the registrant with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person did not comply with the requisite standard of conduct and is not entitled to indemnification.

The general effect to investors of any arrangement under which any controlling person or any of the registrant's directors, officers, or other employees is indemnified or insured against liability is a potential reduction in distributions resulting from such indemnification or the registrant's payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to the registrant and the registrant's stockholders against the indemnified individuals. As a result, the registrant and the registrant's stockholders may be entitled to a more limited right of action than the registrant and the registrant's stockholders would otherwise have if these indemnification rights were not included in the registrant's charter.

However, indemnification does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit a stockholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to the registrant or the registrant's stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

The registrant has been informed that the Commission and some states' securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description	Method of Filing
5.1	Opinion of Clifford Chance US LLP regarding the legality of the securities being registered	Filed herewith

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)	Filed herewith

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

24.1	Powers of Attorney	Filed herewith as part of the signature pages to Registration Statement on Form S-8

99.1	2015 Equity Incentive Plan	Incorporated by reference to Exhibit 10.6 to Form 10-Q filed May 15, 2015

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 6, 2021.

Watermark Lodging Trust, Inc.

By:	/s/ Michael G. Medzigian
Michael G. Medzigian
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

POWER OF ATTORNEY

KNOW BY ALL THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Medzigian and Mallika Sinha to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities (unless revoked in writing), to sign this registration statement and any and all other amendments to the registration statement (including post-effective amendments), and any other registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, with the Commission, and to do every act and thing necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Michael G. Medzigian	Chairman, Chief Executive Officer and President	April 6, 2021
Michael G. Medzigian

/s/ Mallika Sinha	Chief Financial Officer	April 6, 2021
Mallika Sinha

/s/ Russell Gimelstob	Director	April 6, 2021
Russell Gimelstob

/s/ Alexander Halpern	Director	April 6, 2021
Alexander Halpern

/s/ Charles S. Henry	Director	April 6, 2021
Charles S. Henry

/s/ Michael D. Johnson	Director	April 6, 2021
Michael D. Johnson

/s/ Katherine G. Lugar	Director	April 6, 2021
Katherine G. Lugar

/s/ Robert E. Parsons, Jr.	Director	April 6, 2021
Robert E. Parsons, Jr.

/s/ William H. Reynolds, Jr.	Director	April 6, 2021
William H. Reynolds, Jr.

/s/ Simon M. Turner	Director	April 6, 2021
Simon M. Turner